Exhibit 99.1

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Zachary Bryant / Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	bvoss@lhai.com

Media Contacts
Kathy Sweeney / Joleen Schultz
Mentus
(858) 455-5500, x230/x215
kwitz@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS RECEIVES FDA CLEARANCE
TO INITIATE CHEMOPHASE CLINICAL TRIAL
SAN DIEGO, August 11, 2005 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, today announced it has received clearance from the U.S. Food and Drug Administration (FDA) for its Chemophase™ Investigational New Drug (IND) application. The initial clinical protocol under this IND is a Phase I study designed to evaluate a single intravesical administration of Chemophase along with mitomycin in patients with superficial bladder cancer.
“We are thrilled to be able to begin our Chemophase study,” said Jonathan Lim, MD, Halozyme’s Chairman and CEO. “This novel therapeutic biologic is being developed to enhance the delivery of chemotherapy. Based on the promising pre-clinical data gathered to date, and the previous clinical work done with bovine hyaluronidase in bladder cancer, co-delivery of Chemophase may increase the penetration of mitomycin throughout the tumor and reach residual tumor cells that otherwise might develop into recurrent tumors. We are excited about potentially bringing this therapeutic into the clinic in the fourth quarter, which will represent another important milestone for Halozyme.”
According to data from the American Cancer Society, National Cancer Institute, American Urological Association, and Southwest Oncology Group Study, over 180,000 patients present with new or recurrent cases of superficial bladder cancer in the US every year, all of whom would be potential candidates for Chemophase in the event it is approved as first line treatment with mitomycin. The clinical protocol has received Institutional Review Board approval, and the Phase 1 study will enroll up to ten patients to obtain five evaluable patients with superficial bladder cancer. The objectives of the Chemophase clinical trial are to determine the safety, tolerability and pharmacokinetics of Chemophase administered intravesically with mitomycin.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning pre-clinical data, the potential effectiveness of products under development, the timing and nature of clinical trials for products under development, and the demand and potential market for these products, if approved by the FDA) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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